EXHIBIT 12

                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                   (Unaudited)




                                                   Three Months Ended March 31,
($ in thousands)

                                                      1999               1998
                                                      ----               ----
Income (loss) before income taxes and
     after minority interest                       $ 5,317              $(1,325)
Undistributed equity income                            (58)                  (9)
Minority interest income of subsidiaries
   with fixed charges                                  355                1,127
                                                   -------              -------
Adjusted earnings (loss)                             5,614                 (207)
                                                   -------              -------

Interest on debt                                     2,329                1,783
Debt issuance costs                                    --                 4,982
                                                   -------              -------
Total fixed charges                                  2,329                6,765
                                                   -------              -------
Total available earnings before fixed charges        7,943                6,558
                                                   =======              =======
Ratio                                                  3.4                 (a)
                                                   =======              =======

______________
(a) Earnings were inadequate to cover fixed charges by $207,000.





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